Exhibit 10.1

Notice of Grant of Performance Stock Unit Award	BROADCOM INC.
Under the Broadcom Inc.	3421 Hillview Avenue
2012 Stock Incentive Plan	Palo Alto, CA 94304

GRANTEE NAME:	Grant Date:
GRANTEE ID: GRANT NUMBER:	Number of Performance Stock Units:

The target number of shares of Company common stock (the “Shares”) subject to the performance stock units (“PSUs”) is    Shares (the “Target PSUs”).

On the grant date shown above (the “Grant Date”), Broadcom Inc., a Delaware corporation (the “Company”), granted to the grantee identified above (“you” or the “Participant”) the Target PSUs shown above (the “Award”) under the Broadcom Inc. 2012 Stock Incentive Plan, as amended (the “Plan”). If and when the PSUs vest, each PSU entitles you to receive one share of the Company’s common stock (each, a “Share”) as determined below.

The number of Shares issuable following the Final Vesting Date (as defined in Exhibit A) shall be equal to the number of Earned PSUs (as determined in accordance with Exhibit A), subject to the additional terms set forth in the attached Performance Stock Unit Award Agreement.

By accepting this award electronically through the Plan service provider’s online grant acceptance process:

(1)

You agree that the PSUs are governed by this Notice of Grant and the attached Performance Stock Unit Award Agreement (including the Exhibits and Annexes thereto and together with the Notice of Grant, the “Agreement”) and the Plan.

(2)	You have received, read and understand the Agreement, the Plan and the prospectus for the Plan.

(3)

If you are an employee providing services in the U.S., you agree in Section 3.12 of the Agreement to the arbitration agreement contained in Exhibit B of the Agreement, which requires you to arbitrate most disputes with the Company or any subsidiary.

(4)

You agree that the Company, in its sole discretion, may satisfy any withholding obligations in respect of the PSUs in accordance with Section 2.7 of the Agreement by (i) withholding Shares issuable to you upon vesting of the PSUs, (ii) instructing a broker on your behalf to sell Shares otherwise issuable to you upon vesting of the PSUs and submit proceeds of such sale to the Company or (iii) using any other method permitted by Section 2.7 of the Agreement or the Plan.

(5)	You agree to accept as binding all decisions or interpretations of the Plan Administrator or its delegate regarding any questions relating to the Plan or the Agreement.

(6)	You have read and agree to comply with the Company’s Insider Trading Policy.

Capitalized terms not specifically defined in this Notice of Grant shall have the meanings specified in the Plan or the Agreement.

BROADCOM INC.

2012 STOCK INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

Broadcom Inc., a Delaware corporation (the “Company”), pursuant to the Broadcom Inc. 2012 Stock Incentive Plan, as amended from time to time (the “Plan”), has granted to the grantee indicated in the attached Notice of Grant (the “Notice of Grant”) an award of performance stock units (the “Target PSUs”). The Target PSUs are subject to all of the terms and conditions set forth in this Performance Stock Unit Award Agreement, including the Exhibits and Annexes hereto and together with the Notice of Grant, the “Agreement”), and the Plan.

ARTICLE I

GENERAL

1.1  Defined Terms. Capitalized terms not specifically defined in this Agreement shall have the meanings specified in the Plan or in the Notice of Grant, unless the context clearly requires otherwise.

(a)  “Permanent Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(b)  “Termination of Consultancy” shall mean the time when the engagement of Participant as a Consultant is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death, disability or retirement, but excluding: (i) terminations where there is a simultaneous employment or continuing employment of Participant by the Company or any Subsidiary and (ii) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Subsidiary. The Plan Administrator, in its absolute discretion shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding the foregoing, Participant shall not be deemed to be a Consultant or to have a consulting relationship with the Company or any Subsidiary while Participant is serving as a member of the Board unless Participant is separately engaged by the Company or a Subsidiary to render additional bona fide services to such entity in a non-employee and non-member of the Board capacity. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

(c)  “Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, with or without cause, including, without limitation, a termination by resignation, discharge, death or disability; but excluding: (i) terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary, including, without limitation, if Participant becomes the Company’s Executive Chairman and (ii) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Subsidiary. The Plan Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

(d)  “Termination of Services” shall mean Participant’s Termination of Consultancy or Termination of Employment.

1.2  General. Each PSU represents the right to receive one Share if and when such PSU vests, as determined in accordance with this Agreement. The PSUs shall not be treated as property or as a trust fund of any kind.

1.3  Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II

GRANT OF PERFORMANCE STOCK UNITS

2.1  Grant of PSUs. In consideration of your continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Notice of Grant (the “Grant Date”), the Company granted to you the number of Target PSUs set forth in the Notice of Grant.

2.2  Company’s Obligation to Pay. Subject to and unless and until the Earned PSUs (as defined in Exhibit A) will have vested in accordance with Article II and Exhibit A hereof, you will have no right to payment of any Shares under the PSUs or any other consideration therefor. Prior to actual payment of any Shares with respect to the PSUs, the PSUs will represent an unsecured obligation of the Company.

2.3  Vesting Criteria. If there is no Termination of Services prior to or on the Final Vesting Date and there is achievement of the AI Revenue (as defined in Exhibit A) above the Threshold level (as set forth in Exhibit A), the PSUs will vest on the Final Vesting Date and you will be entitled to receive the number of Shares determined in accordance with Exhibit A hereto, subject to Section 2.4, Section 2.5, Section 2.6, Section 3.12 and Section 3.14.

2.4  Forfeiture, Termination and Cancellation upon Termination of Services for Cause.

(a)  Upon your Termination of Services for Cause (as such term is defined in the Severance Benefit Agreement) at any time prior to the Final Vesting Date, the PSUs will be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and you, or your beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

(b)  In addition, any PSUs that are not earned in accordance with this Agreement will be automatically forfeited, terminated and cancelled as of the Determination Date (as defined in Exhibit A) (or earlier date pursuant to Section 2.5 or Section 2.6, as applicable) without payment of any consideration by the Company, and you, or your beneficiary or personal representative, as the case may be, shall have no further rights hereunder. Further, unless otherwise determined by the Plan Administrator or set forth in Section 2.5 or Section 2.6, your employment or service for a portion or a substantial portion of the period during which the Award is outstanding will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Services as provided in this Section 2.4 or under the Plan.

2.5  Death, Permanent Disability, Good Reason, or Without Cause during Performance Period. In the event of your Termination of Services during the Performance Period (as defined in Exhibit A), (i) by you for Good Reason (as defined in the Severance Benefit Agreement (as defined below)), (ii) by the Company without Cause (as defined in the Severance Benefit Agreement), or (iii) due to your death or Permanent Disability (each of clause (i), (ii), and (iii), a “Covered Termination”), a prorated portion of the Target PSUs shall remain outstanding and eligible to vest. The number of Target PSUs that remains outstanding and eligible to vest (the “Prorated Target PSUs”) shall be determined by multiplying (x) the number of Target PSUs set forth in the Notice of Grant by (y) a fraction, the numerator of which is the number of days between the first day of the Performance Period and the date of your Termination of Services and the denominator of which is the total number of days in the Performance Period. The number of issuable Shares will be determined as of the Determination Date by multiplying the Prorated Target PSUs by the Payout Percentage determined in accordance with Exhibit A. The issuable Shares shall be delivered to you, or your beneficiary, or personal representative, as the case may be, in accordance with Section 2.7.

This Section 2.5 with respect to the PSUs supersedes the Company’s Policy on Acceleration of Executive Staff Equity Awards in the Event of Permanent Disability, the Company’s Policy on Acceleration of Equity Awards in the Event of Death, and the Amended and Restated Severance Benefit Agreement by and between you and the Company dated as of December 10, 2020, as it may be amended or restated from time to time (the “Severance Benefit Agreement”); provided that you (or your beneficiary or personal representative) shall be required to comply with Section 12 of the Severance Benefit Agreement and to execute and deliver to the Company a Release of Claims (as defined in the Severance Benefit Agreement) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, after a Covered Termination to be eligible to receive any consideration for the PSUs in accordance with this Section 2.5.

2.6  Change in Control Treatment. The following provisions shall apply in the event of a Change in Control during the Performance Period (as defined in Exhibit A).

(a)  If a Change in Control occurs on or after the Grant Date and before the end of the first quarter of the Company’s fiscal year 2028, then the Award will be forfeited in its entirety effective immediately prior to the Change in Control.

(b)  If a Change in Control occurs after the end of the first quarter of the Company’s fiscal year 2028, then the Performance Period shall be shortened so that it ends on the last day of the last fiscal quarter of the Company ending immediately prior to the Change in Control and the Payout Percentage for such shortened Performance Period shall be determined by the Plan Administrator in accordance with Exhibit A, provided that such determination may occur at any time after the end of such shortened Performance Period and prior to the Change in Control. The number of Earned PSUs for such shortened Performance Period shall equal the product obtained by multiplying (i) the number of Target PSUs set forth in the Notice of Grant by (ii) a fraction, the numerator of which is the number of days between the first day of the Performance Period and the date of the Change in Control and the denominator of which is the total number of days in the Performance Period by (iii) the Payout Percentage.

(c)  Any Earned PSUs in the event of a Change in Control will remain outstanding and subject to the vesting requirement set forth in Section 2.3. In the event that you experience a Covered Termination on or after the date of the Change in Control, such Earned PSUs will immediately vest in full. The issuable Shares shall be delivered to you, or your beneficiary, or personal representative, as the case may be, in accordance with Section 2.7.

2.7  Payment after Vesting.

(a)  On or before the sixtieth (60th) day following the earlier of (i) the Final Vesting Date and (ii) the date of a Covered Termination that occurs on or after the date of a Change in Control, the Company shall issue to you that number of Shares equal to the number of Earned PSUs, if any, as determined in accordance with this Agreement. Notwithstanding the foregoing, in the event the Shares cannot be issued because of the failure to meet one or more of the conditions set forth in Section 2.9(a), (b) or (c) hereof, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Plan Administrator determines that the Shares can again be issued in accordance with Sections 2.9(a), (b) or (c) hereof. Notwithstanding any discretion in the Plan or this Agreement to the contrary, upon vesting of the PSUs, the Shares will be issued, if at all, as set forth in this Section 2.7. In no event will all or any portion of the PSUs be settled in cash.

(b)  Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require you to pay any sums required by applicable law to be withheld with respect to the PSUs or the issuance of any Shares or other payment upon vesting of the PSUs. Such payment shall be made in such form of consideration as determined by the Company in its sole discretion, including:

(i)     Cash or check;

(ii)    Surrender or withholding of Shares otherwise issuable under the PSUs, and having an aggregate fair market value on the date of delivery sufficient to meet the withholding obligation, as determined by the Company in its sole discretion;

(iii)   Other property acceptable to the Company in its sole discretion (including cash resulting from a transaction (a “Sell to Cover”) in which the Company, on your behalf, instructs the agent selected by the Company (the “Agent”) to sell a number of Shares issued to you sufficient to meet the withholding obligation, as determined by the Company in its sole discretion, and to remit proceeds of such sale to the Company sufficient to satisfy the withholding obligation); or

(iv)   By deduction from other compensation payable to you.

If the Company requires or permits a Sell to Cover:

(A)  You hereby appoint the Agent as your agent and direct the Agent to (1) sell on the open market at the then prevailing market price(s), on your behalf, promptly after any PSUs vest, such number of the Shares that are issued in respect of such PSUs as the Agent determines will generate sufficient proceeds to cover (x) any estimated tax, social insurance, payroll, fringe benefit or similar withholding obligations with respect to such vesting and (y) all applicable fees and commissions due to or required to be collected by the Agent with respect thereto and (2) in the Company’s discretion, apply any remaining funds to your federal tax withholding or remit such remaining funds to you.

(B)  You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Shares to be sold pursuant to subsection (A) above. You understand that to protect against declines in the market price of Shares, the Agent may determine to sell more than the minimum number of Shares needed to generate the required funds.

(C)  You understand that the Agent may effect sales as provided in subsection (A) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to your account. In addition, you acknowledge that it may not be possible to sell the Shares as provided in subsection (A) above due to (1) a legal or contractual restriction applicable to the Agent, (2) a market disruption or (3) rules governing order execution priority on the national exchange where the Shares may be traded. In the event of the Agent’s inability to sell the Shares, you will continue to be responsible for the timely payment to the Company and/or its affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (A) above.

(D)   You acknowledge that, regardless of any other term or condition of this Section 2.7(b), neither the Company nor the Agent will have any liability to you for (1) special, indirect, punitive, exemplary or consequential damages or incidental losses or damages of any kind, (2) any failure to perform or any delay in performance that results from a cause or circumstance that is beyond its reasonable control or (3) any claim relating to the timing of any Sell to Cover, the price at which the Shares are sold in any Sell to Cover, or the timing of the delivery to you of any Shares following any Sell to Cover. Regardless of the Company’s or any Subsidiary’s actions in connection with tax withholding pursuant to this Agreement, you acknowledge that the ultimate responsibility for any and all tax-related items imposed on you in connection with any aspect of the PSUs and any Shares issued upon vesting of the PSUs is and remains your responsibility and liability. Except as expressly stated herein, neither the Company nor any Subsidiary makes any commitment to structure the PSUs to reduce or eliminate your liability for tax-related items.

(E)   You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 2.7(b). The Agent is a third-party beneficiary of this Section 2.7(b).

This Section 2.7(b) shall survive termination of this Agreement until all tax withholding obligations arising in connection with this Award have been satisfied.

The Company shall not be obligated to deliver any Shares to you unless and until you have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes required to be withheld in connection with the grant, vesting or settlement of the PSUs.

2.8  Rights as Stockholder. As a holder of the PSUs, you are not and do not have any of the rights or privileges of a stockholder of the Company, including without limitation, any dividend rights or voting rights in respect of the PSUs and any Shares issuable upon vesting or settlement thereof, unless and until such Shares shall have been actually issued by the Company to you. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 3.2 of this Agreement.

2.9  Conditions to Delivery of Shares. Subject to Section VII of Article Four of the Plan, the Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares deliverable hereunder prior to fulfillment of all of the following conditions:

(a)  The admission of such Shares to listing on all stock exchanges on which the Shares are then listed;

(b)  The completion of any registration or other qualification of such Shares under any state, federal or foreign law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Plan Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)  The obtaining of any approval or other clearance from any state, federal or foreign governmental agency which the Plan Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)  The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.7 hereof; and

(e)  The lapse of such reasonable period of time following the Final Vesting Date as the Plan Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE III

OTHER PROVISIONS

3.1  Administration . The Plan Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Plan Administrator in good faith shall be final and binding upon you, the Company and all other interested persons. Neither the Plan Administrator nor the Board nor any members thereof shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs.

3.2  Adjustments Upon Specified Events. In addition, upon the occurrence of certain events relating to the Shares contemplated by Section V.E of Article One or any change in control provisions in the Plan (including, without limitation, an extraordinary cash dividend on such Shares), the Plan Administrator shall make such adjustments as the Plan Administrator deems appropriate in the number of PSUs then outstanding, the number and kind of securities that may be issued in respect of the PSUs and the performance criteria applicable to the PSUs. You acknowledge that the PSUs are subject to modification and termination in certain events as provided in this Agreement and Articles One and Three of the Plan.

3.3  Grant is Not Transferable. Your PSUs may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the PSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the PSUs will terminate immediately and will become null and void.

3.4  Notices. Except as otherwise provided above, any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to you shall be addressed to you at your last address reflected on the Company’s records, including any email address. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice to the Company shall be deemed given when actually received. Any notice given by the Company shall be deemed given when sent via email or five U.S. business days after mailing.

3.5  Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.6  Governing Law; Severability. The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.7  Conformity to Securities Laws. You acknowledge that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered and the PSUs are granted only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.8  Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Plan Administrator or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without your prior written consent.

3.9  Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon you and your heirs, executors, administrators, successors and assigns.

3.10  Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if you are subject to Section 16 of the Exchange Act, the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by and necessary to comply with applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.11  Not a Contract of Employment. Nothing in this Agreement or the Plan shall be interpreted as forming an employment or service contract with the Company or any Parent or Subsidiary or as conferring upon you any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

3.12  Dispute Resolution. By accepting the PSUs, if you are an employee providing services in the U.S., you agree to the provisions of and to be bound by the Broadcom Inc. Employment Arbitration Agreement attached as Exhibit B hereto (the “Arbitration Agreement”). In the event you violate the Arbitration Agreement, any unvested PSUs will thereupon be cancelled for no consideration.

3.13  Entire Agreement. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof.

3.14  Section 409A. The PSUs are intended to be exempt from or subject to Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”), and this Agreement and the Plan as it relates to the PSUs shall be interpreted in accordance therewith. The Plan Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect) or take any other actions as the Plan Administrator determines are necessary or appropriate for the PSUs to comply with the requirements of Section 409A where applicable. Additionally, notwithstanding any other provision of the Plan or this Agreement, (i) to the extent required under Section 409A, any payment or benefit required to be paid upon the termination of your employment

(or any other similar term or phrase) shall be made only upon your “separation from service” with the Company within the meaning of Section 409A and (ii) to the extent that the PSUs are payable upon a separation from service and to the extent such payment would otherwise result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of the PSUs shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

3.15  Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. Neither the Plan nor any underlying program, in and of itself, has any assets. You shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to PSUs, as and when payable hereunder.

3.16  Compliance with California Privacy Rights Act. To the extent that you provide services to the Company and reside in California, this Agreement, and your acceptance of it constitutes a notice of personal information collection and use as defined by the California Consumer Privacy Act, the California Privacy Rights Act and the relevant implementing regulations (collectively, “CPRA”). The Company does not sell or share your Data within the meaning of CPRA but collects, uses, and discloses to third parties listed in Annex 1 (collectively, “Processing”) your Data. Processing your Data is reasonably necessary and proportionate (a) for the performance of a contract to which you are a party by accepting this Award, and (b) for any disclosures to public authorities and regulators that may be necessary for compliance with a legal obligation (collectively the “Purpose”). The entities listed in Annex 2 may hold your personal information, including your name, home address, telephone number, date of birth, social security number or other employee tax identification number, national identification number, passport number, employment history and status, salary, nationality, job title, and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in your favor (the “Data”). Such Processing will be in accordance with the January 1, 2023 Privacy Notice for California Employees which you can find at:     . The Privacy Notice contains information on how you exercise your rights under CPRA. Retention of the Data will be in accordance with the Company’s Record Retention and Destruction Policy for the duration necessary to achieve the Purpose or as required by applicable law. The Company will not retaliate against you for exercising your rights. Certain rights described in the Privacy Notice for California Employees, such as the right to limit the use of personal information or the right to delete personal information, may impact the ability of the Company to perform this Agreement.

* * * * *

EXHIBIT A

TO BROADCOM INC.

2012 STOCK INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

PERFORMANCE CRITERIA AND MEASUREMENT

1.

Definitions. All capitalized terms used and not defined in this Exhibit A shall have the meanings specified in the Performance Stock Unit Award Agreement and Notice of Grant to which this Exhibit A is attached or in the Broadcom Inc. 2012 Stock Incentive Plan, as applicable. In addition, the following capitalized terms shall have the following meanings:

a.

“Applicable AI Revenue” shall mean the highest aggregate AI Revenue for a period of four consecutive fiscal quarters as measured on a rolling basis with respect to any four consecutive fiscal quarters within the Performance Period.

b.	“AI Revenue” shall mean, with respect to each fiscal quarter of the Company, the Company’s total revenue with respect to [AI products].

Notwithstanding anything to the contrary, the Plan Administrator will review and approve (and recommend to the Board for review and approval) the calculation of AI Revenue for purposes of the Award and will have final authority over the determination of which portion of the Company’s total revenue constitutes AI Revenue for purposes of the Award.

c.	“Final Vesting Date” shall mean the last day of the Company’s fiscal year 2030.

2.

Performance Period. The performance period shall consist of the period commencing on, and including, the first day of the Company’s fiscal year 2028 and ending on, and including, the Final Vesting Date (the “Performance Period”), except as otherwise set forth in Section 2.6 of the Agreement.

3.

Performance Determination. As soon as administratively practicable, and in any event within 45 days, following the end of the Performance Period (such date of determination, the “Determination Date”), the Plan Administrator shall determine the Applicable AI Revenue and the corresponding Payout Percentage and Earned PSUs in accordance with Section 4 below.

4.

Performance Goal. The percentage of the Earned PSUs based on the level of Applicable AI Revenue achieved during the Performance Period (the “Payout Percentage”) will be determined in accordance with the table below.

If the Applicable AI Revenue is between Threshold and Target, between Target and Stretch or between Stretch and Maximum as set forth in the table below, then the Payout Percentage shall be determined using linear interpolation between these levels. In the event that the Applicable AI Revenue is less than or equal to the Threshold level shown in the table below, then the Payout Percentage will be 0% and the Award will be forfeited in its entirety. In the event that the Applicable AI Revenue is greater than the Maximum level shown in the table below, then the Payout Percentage will be 300%.

For the purposes hereof, “Earned PSUs” shall mean the product of (i) the Payout Percentage determined in accordance with the table below and (ii) the Target PSUs.

Achievement Level	Payout Percentage	Applicable AI Revenue ($ USD)
Maximum
Stretch
Target
Threshold

5.

Change in Control. If a Change in Control occurs on or after the Grant Date and before the end of the first quarter of the Company’s fiscal year 2028, then the Award will be forfeited in its entirety effective immediately prior to the Change in Control in accordance with Section 2.6(a) of the Agreement.

If a Change in Control occurs during the Performance Period and after the end of the first quarter of the Company’s fiscal year 2028, then the Performance Period shall be shortened so that it ends on the last day of the last fiscal quarter of the Company ending immediately prior to the Change in Control and the Award will be treated in accordance with Section 2.6(b) of the Agreement.

For purposes of determining the Payout Percentage for the shortened Performance Period prior to the first quarter of the Company’s fiscal year 2029, the Applicable AI Revenue levels included in the table in Section 4 above will be prorated as shown below.

a.	If the Change in Control occurs in the second quarter of the Company’s fiscal year 2028, the Applicable AI Revenue levels will be equal to 25% of the levels set forth in the table in Section 4 above.

b.	If the Change in Control occurs in the third quarter of the Company’s fiscal year 2028, the Applicable AI Revenue levels will be equal to 50% of the levels set forth in the table in Section 4 above.

c.	If the Change in Control occurs in the fourth quarter of the Company’s fiscal year 2028, the Applicable AI Revenue levels will be equal to 75% of the levels set forth in the table in Section 4 above.

If a Change in Control occurs after the fourth quarter of the Company’s fiscal year 2028, then the Applicable AI Revenue levels included in the table in Section 4 above will not be prorated.

EXHIBIT B

BROADCOM INC. EMPLOYMENT ARBITRATION AGREEMENT

Broadcom Inc., together with all direct and indirect subsidiaries of Broadcom Inc., including the Broadcom Inc. entity by which Participant is employed (collectively, the “Company”), has adopted this Employment Arbitration Agreement (the “Arbitration Agreement”) to govern all disputes between the Company and Participant except for those excluded in Section 3 below. By agreeing to the Performance Stock Unit Award Agreement (“PSU Agreement”), Participant also agrees to be bound by this Arbitration Agreement, which is a material condition of the grant by Broadcom Inc. to Participant of the performance stock units covered by the PSU Agreement.

General Intent of the Parties. Except as otherwise provided below, it is the intent of the Company and Participant that all disputes between the Company and Participant arising out of or relating to Covered Claims will, to the fullest extent permitted by law, be resolved by final and binding arbitration. The Company and Participant further intend and agree that this Arbitration Agreement is expressly made for the benefit of the parties to this Arbitration Agreement and each affiliate, subsidiary, sister company, parent, successor, and assign of the entities included within the definition of Company, as well as any present or former officer, director, agent, or employee of each of the foregoing, and that any such entities and/or persons that are not signatories to this Arbitration Agreement are intended third party beneficiaries of this Arbitration Agreement, shall be entitled to the rights and benefits of the Arbitration Agreement, and may enforce its provisions as if they were parties to the Arbitration Agreement. This Arbitration Agreement is governed by the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1 et seq., and evidences a transaction involving interstate commerce.

Covered Claims. “Covered Claims” include any and all disputes, claims, or controversies between the Company and Participant (or between Participant and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company), including but not limited to any claim(s) arising out of, relating to, or resulting from Participant’s employment, compensation (including equity awards or employment-related benefits), termination of employment, breach of this Arbitration Agreement, or any other employment-related dispute. Covered Claims include, without limitation, contract claims, tort claims, common law claims and claims based on any federal, state or local law, statute, or regulation, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, and any other applicable federal or state law or regulation or local ordinance governing employment and compensation, but excluding Excluded Claims, as defined below. Except as otherwise provided in Section 7 below, Covered Claims also include, without limitation, any disputes, claims or controversies regarding the application, interpretation, validity, and/or enforceability of this Arbitration Agreement, as well as the arbitrability of claims hereunder, which shall also be decided by an arbitrator under this Arbitration Agreement.

Excluded Claims. Excluded Claims are not subject to arbitration under this Arbitration Agreement. “Excluded Claims” include (a) claims for unemployment, state disability insurance, and workers’ compensation benefits, (b) claims under the National Labor Relations Act, (c) claims submitted to a federal, state, or local government administrative body that an employee cannot, as a matter of law, be required to assert solely by arbitration; provided, however, that any appeal from a decision by any government administrative body shall be arbitrated pursuant to the terms of this Arbitration Agreement rather than be heard in court; and (d) to the extent Defense Federal Acquisition Regulation (DFARS) 252.222-7006 applies to the Company entity that employs Participant, any claims under Title VII of the Civil Rights Act of 1964, or any tort arising out of sexual harassment or sexual assault, including assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention, unless the Secretary of Defense has waived the applicability of the restrictions of paragraph (b) of DFARS 252.222-7006 in accordance with DFAR Supplement 222.7404 or Participant further consents to arbitration after the time the dispute arises. Nothing in this Arbitration Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.

Provisional Remedies. This Arbitration Agreement does not limit the right of the Company or Participant to seek any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect the Company’s or Participant’s rights and interests pending the outcome of an arbitration.

Arbitration. Participant and the Company agree that Covered Claims shall be resolved by final and binding arbitration pursuant to the FAA in the county in which Participant currently works or last worked for the Company. The arbitration will be conducted by a single, neutral arbitrator in accordance with the then-current JAMS (Judicial Arbitration and Mediation Service) Employment Arbitration Rules and Procedures, which can be found at https://www.jamsadr.com under the Rules & Clauses tab or obtained by request to HRIC@broadcom.com (“JAMS Rules”), or by any other arbitration provider mutually agreed by the Company and Participant.

The arbitrator will be selected in accordance with JAMS Rules, or the selection rules of any other agreed arbitration provider. The Company and Participant shall be entitled to discovery that is appropriate under the circumstances and adequate for the prosecution or defense of Covered Claims, which in all cases will be more than minimal discovery. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Enforcement. Either the Company or Participant may bring an action in court to compel arbitration under this Arbitration Agreement, and to confirm, vacate, modify, or enforce an arbitration award, and shall be entitled to recover fees and costs to the extent permitted by applicable law. Otherwise, except as provided in Sections 3, 4, and 7, neither the Company nor Participant shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the application, interpretation, validity, or enforceability of this Arbitration Agreement.

Governing Law. As the Company is engaged in interstate commerce, this Arbitration Agreement shall be governed by and enforceable pursuant to the FAA. Other than with respect to disputes regarding the arbitrability of Covered Claims or the enforcement of this Arbitration Agreement, both of which shall be governed exclusively by the FAA, the arbitrator shall apply the same substantive law to Covered Claims, with the same statutes of limitation and the same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the exclusive authority to resolve any dispute relating to the arbitrability of any individual claim or the enforceability of this Arbitration Agreement, with the exception of disputes concerning the applicability, interpretation, construction, or validity of the class/representative/collective action waiver described in Section 9 below, which shall be decided by a court of competent jurisdiction, and not by the arbitrator.

Costs of Arbitration. The Company shall pay all costs unique to arbitration, including without limitation arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, the Company and Participant shall each bear his, her or its own expenses, such as expert witness fees and attorneys’ fees and costs. Nothing herein shall prevent the Company or Participant from seeking a statutory or contractual award of reasonable attorneys’ fees and costs, to the extent permitted by applicable law.

WAIVER OF RIGHT TO JURY TRIAL; CLASS, REPRESENTATIVE, AND COLLECTIVE ACTION WAIVER. THE COMPANY AND PARTICIPANT UNDERSTAND AND AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND NOTWITHSTANDING ANY PROVISION OF THE JAMS RULES, THIS ARBITRATION AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY COVERED CLAIMS. FURTHER, COMPANY AND PARTICIPANT EXPRESSLY INTEND AND AGREE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THAT: (A) CLASS, COLLECTIVE AND REPRESENTATIVE ACTIONS AND PROCEDURES (INCLUDING BUT NOT LIMITED TO ACTIONS BROUGHT ON BEHALF OF OTHER INDIVIDUALS PURSUANT TO THE PRIVATE ATTORNEYS GENERAL ACT OF 2004, CALIFORNIA LABOR CODE SECTION 2698, OR SIMILAR LAW), MAY NOT BE ASSERTED AND WILL NOT APPLY IN ANY ARBITRATION CONDUCTED PURSUANT TO THIS ARBITRATION AGREEMENT OR IN ANY OTHER FORUM; (B) NEITHER PARTY WILL ASSERT, AND EACH PARTY HEREBY WAIVES, ITS RIGHT TO PURSUE OR PARTICIPATE IN REPRESENTATIVE, CLASS, OR COLLECTIVE ACTION CLAIMS AGAINST THE OTHER IN ARBITRATION OR ANY OTHER FORUM, AND, TO THE EXTENT CONSISTENT WITH APPLICABLE LAW, TO RECOVER ANY MONEY OR THING OF VALUE FROM ANY SUCH CLAIMS; AND (C) THE PARTIES SHALL ONLY SUBMIT THEIR OWN, INDIVIDUAL CLAIMS IN ARBITRATION, THEY WILL NOT SEEK TO REPRESENT THE INTERESTS OF ANY OTHER PERSON, AND THE ARBITRATOR SHALL HAVE NO JURISDICTION OR AUTHORITY TO DECIDE ANY CLAIMS BROUGHT ON BEHALF OF OTHER INDIVIDUALS OR ENTITIES, TO CONSOLIDATE DIFFERENT ARBITRATION PROCEEDINGS, OR TO JOIN ANY OTHER PARTY TO AN ARBITRATION BETWEEN THE COMPANY AND PARTICIPANT.

Confidentiality. Except as otherwise stated in this Arbitration Agreement, all arbitration proceedings under this Arbitration Agreement shall be private and confidential, except as prohibited by law or where disclosure is required by law or necessary to prosecute or defend against Covered Claims in arbitration or enforce an award issued by the arbitrator. The arbitrator shall maintain the confidentiality of the arbitration to the extent applicable law and this provision permit and shall have the authority to make appropriate rulings to safeguard that confidentiality.

At-Will Employment. Nothing in this Arbitration Agreement is intended to or shall modify the at-will nature of Participant’s employment at the Company.

Severability and Survival. If Section 9 of this Arbitration Agreement is deemed to be unenforceable for any reason with respect to a particular claim or part of a claim, then such claim or part of such claim shall not proceed in arbitration but rather shall be resolved in a court of competent jurisdiction. If that occurs, then this Arbitration Agreement will still be fully enforceable as to any and all other claims and/or parts of claims, which must be resolved in arbitration on an individual basis under this Arbitration Agreement. In such a case, all arbitrable claims and/or arbitrable parts of claims will be decided first, and any claim or part of a claim which must be decided in court shall be stayed until the full and final resolution of the arbitrable claims (and/or arbitrable parts of claims). If any provision of this Arbitration Agreement other than Section 9 shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Arbitration Agreement shall remain in full force and effect. The Company’s and Participant’s obligations under this Arbitration Agreement shall survive the termination of the employment relationship.

Complete Agreement. Except as otherwise provided herein, this Arbitration Agreement contains a full and complete statement of the agreements and understandings as between the Company and Participant regarding resolution of disputes between them, and supersedes and replaces all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this Arbitration Agreement.

However, if this Arbitration Agreement is found to be invalid and/or unenforceable, either party may, at that party’s option, seek to compel arbitration under any previous arbitration agreement between the parties.

Opportunity to Consult with Counsel. PARTICIPANT ACKNOWLEDGES AND AGREES THAT PARTICIPANT WAS AFFORDED THE OPPORTUNITY TO DISCUSS THIS ARBITRATION AGREEMENT WITH LEGAL COUNSEL AND HAS EITHER TAKEN ADVANTAGE OF THAT OPPORTUNITY, OR VOLUNTARILY DECLINED TO DO SO.